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                                                                    EXHIBIT 99.1
PRESS RELEASE

SOURCE: Dynegy Inc.

DYNEGY EXPECTS TO MEET FIRST QUARTER 2002 EARNINGS GUIDANCE OF 41 CENTS HOUSTON--(BUSINESS WIRE)--April 25, 2002--Dynegy Inc. (NYSE:DYN - news)

   . First quarter 2002 recurring net income expected to increase $36 million, or 26 percent, over first quarter 2001

   . Highlights to include continued solid energy results, strong cash flow

   . Global Communications segment expected to report $300 million goodwill and other non-recurring charges

   . 2002 annual earnings guidance revised to $2.00 to $2.05 to reflect telecom and non-energy adjustments

   . Dynegy files additional disclosure relating to physical natural gas supply transaction

Dynegy Inc. (NYSE:DYN - news) today announced that it expects to meet first quarter 2002 recurring earnings per diluted share guidance of $0.41. The company expects to report recurring net income of $173 million, an increase of $36 million, or 26 percent, over first quarter 2001. These recurring results compare to $0.41 recurring earnings per diluted share, or $137 million recurring net income, in the first quarter of 2001. Reported loss per share of $0.41, or $140 million reported net loss in the first quarter 2002, compares to $0.41 reported earnings per diluted share, or $139 million reported net income, in the first quarter 2001.

Reported 2002 results include total after-tax non-recurring charges of $313 million, or $0.74 per diluted share, which include after-tax non-recurring charges of $300 million, or $0.71 per diluted share, in Dynegy Global Communications (DGC). Significantly all of these charges are non-cash. In addition, the company expects to incur an after-tax non-recurring charge of approximately $13 million, or $0.03 per diluted share, in Northern Natural Gas Company (NNG).

Net income available to shareholders is expected to be reduced by approximately $8 million for the amortization of a special dividend associated with the issuance discount on the $1.5 billion ChevronTexaco convertible preferred securities issued late last year, or $0.02 per diluted share.

First quarter 2002 results were impacted by the addition of NNG, the acquisition of Dynegy Storage Limited in the United Kingdom, incremental power generation assets and 81 million additional diluted shares outstanding.

The company's expected first quarter 2002 results reflect several key drivers:

    --  Successful execution of Dynegy's core energy business
        strategy, focusing on reliable physical delivery of energy commodities through its diversified asset-backed network and mitigating the risk from commodity volatility for the company
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        and its customers;

    -- Optimization of Dynegy's expanding portfolio of physical assets, including storage and generation facilities, capacity and contracts is expected to contribute to solid results in the Wholesale Energy Network segment.

    -- Significant wholesale and commercial and industrial origination and risk management activities.

    -- Increased market share in physical gas and power. Global gas volumes are expected to increase as a result of incremental ChevronTexaco natural gas volumes associated with former Texaco's equity production.

-- As anticipated, Dynegy's Midstream Services segment is expected to report lower results, primarily due to the decline in realized contract and spot commodity prices period over period, partially offset by improved NGL marketing results and increased utilization of straddle plants resulting from more favorable processing economics;

-- The company's Transmission and Distribution segment is expected to benefit from earnings generated from full ownership of NNG during the second and third months of the first quarter. These results were partially offset by a lack of weather-driven demand in Illinois Power's service territory and an $18 million pre-tax non-recurring charge ($13 million after-tax) associated with gas delivery commitments assumed in the NNG acquisition; and

-- DGC earnings are expected to be lower than anticipated due to temporary start-up network difficulties and lower sales experienced during the first quarter. Issues with network equipment vendors required the company to secure off-net capacity to fulfill its customer obligations.

    -- Dynegy adopted "Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets," which necessitated a reduction of the carrying value of goodwill associated with DGC's operations. DGC expects to report an after-tax non-recurring charge of approximately $300 million. This charge will encompass all of the goodwill associated with this segment (approximately $256 million) and impairment of certain telecommunications assets, including investments in unconsolidated affiliates, equipment and other charges.

During the first quarter, Dynegy made significant progress on its capital restructuring program, which was announced in late December 2001. In January 2002, Dynegy raised $205 million of common equity from ChevronTexaco, bringing the total common equity raised pursuant to the capital restructuring program to about $750 million. In addition, Dynegy issued $500 million in long-term debt in February 2002, reducing reliance on short-term bank credit facilities. For the quarter, cash flow from operations is expected to be approximately $300 million or about $450
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million before working capital changes. Liquidity (cash on hand plus availability under bank credit facilities) increased to approximately $1.7 billion at quarter end.

Revised 2002 Earnings Guidance

Dynegy's management is revising the company's 2002 recurring earnings per share guidance to a range of $2.00 to $2.05 from the previous guidance of $2.26. The new guidance is based primarily on expectations of continued weakness in the telecommunications and technology markets, a one-time differential in seasonal earnings resulting from the delayed timing of the NNG acquisition and incremental interest expense. Dynegy's wholesale energy businesses performed well in the quarter and are still expected to meet expectations for the year.

Physical Natural Gas Supply Transaction

Dynegy will file a Current Report on SEC Form 8-K to disclose a change in the presentation of cash flow associated with a natural gas supply transaction. The company's consolidated balance sheet, consolidated statement of operations and consolidated statement of changes in stockholders' equity are unaffected by the cash flow statement change.

Originally entered into in April 2001 by DMT Supply L.P., a Dynegy subsidiary, the transaction consists of a five-year physical gas supply contract with ABG Gas Supply LLC, an unrelated third-party. The transaction provided Dynegy with access to a significant long-term supply of physical gas, cash funding and a permanent tax benefit. Under the terms of the contract, DMT Supply bought gas at a discount to market prices over the first nine months of the contract. For the remaining 51 months of the contract, DMT Supply will purchase gas at a premium to market prices. ABG Gas Supply acquires the gas through standard NYMEX contracts to fulfill its sales commitments to DMT Supply, which takes title to the gas at Henry Hub in Louisiana and markets it to customers.

The transaction resulted in a significant tax benefit of approximately $80 million and $35 million in costs on a pre-tax basis in 2001. Dynegy classified the net cash in flow from the gas supply contract as operating cash flow in its quarterly and year-end financial statements for 2001. Activity under the contract resulted in net cash in flow of approximately $300 million during 2001.

Dynegy has decided, after consultation with staff of the SEC, to present the cash flow associated with the gas supply contract as a financing activity in its consolidated statement of cash flows. As such, Dynegy will file amended Exchange Act reports reflecting the change in cash flow presentation. Management believes that the change in cash flow presentation will not alter the tax benefit recognized in 2001, but will continue to assess this conclusion in connection with the amendment of its Exchange Act reports.

Dynegy has been advised that the staff of the SEC is conducting an informal inquiry of the facts and circumstances surrounding the transaction. The company will cooperate fully with the inquiry. Dynegy has received the concurrence of the SEC Office of the Chief Accountant staff regarding the presentation of cash flows relating to this transaction.

Expected Earnings Conference Call Simulcast
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Dynegy will simulcast an analyst conference call to review first quarter 2002 earnings expectations and other topics via the Internet today, April 25, at 10:00 a.m. ET, 9:00 a.m. CT. The web cast can be accessed via www.dynegy.com (click on "Investor Relations").

First Quarter Earnings Announcement

Dynegy expects to release first quarter 2002 earnings on Tuesday, April 30, 2002 prior to the opening of the New York Stock Exchange. The company will host an analyst conference call to review first quarter results during the morning of April 30.

About Dynegy Inc.

Dynegy Inc. is one of the world's premier energy merchants. Through its global energy delivery network and marketing, logistics and risk management capabilities, Dynegy provides innovative solutions to customers in North America, the United Kingdom and Continental Europe. The company's website is www.dynegy.com.

Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary from those Dynegy expects include changes in energy commodity prices; the timing and extent of deregulation of energy markets in North America and Europe; the effectiveness of Dynegy's risk management policies and procedures and the creditworthiness of customers and counterparties; the liquidity and competitiveness of wholesale trading markets for energy commodities; operational factors affecting Dynegy's power generation or midstream natural gas facilities; the cost of borrowing, availability of trade credit and other factors affecting Dynegy's financing activities; the demand for and pricing of services offered by Dynegy's telecommunications segment and the effect of general market conditions in the telecommunications segment on customers or prospective customers and equipment and service providers; uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting Dynegy's business, including litigation relating to the terminated merger with Enron and the California power market; general political, economic and financial market conditions; and any extended period of war or conflict involving North America or Europe. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.
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Contact:
  Dynegy Inc., Houston
  Analysts:
  Margaret Nollen, Arthur Shannon or Katie Pipkin
  713/507-6466
  or
  Media:
  John Sousa or Steve Stengel, 713/767-5800